Exhibit 99.1

Media Relations Contact: Tim McIntyre (734) 930-3563 Tim.McIntyre@dominos.com

Domino’s Pizza Names James A. Goldman to Its Board of Directors

Ann Arbor, Mich. (March 2, 2010) – Domino’s Pizza (NYSE: DPZ), the recognized world leader in pizza delivery, has named Jim Goldman to its Board of Directors, effective March 1, 2010.

Since 2004, Mr. Goldman has served as president and CEO of Godiva Chocolatier Inc., based in New York City. He was president of the Foods and Beverage Division at Campbell Soup Company from 2001 to 2004. He worked in various executive positions at Nabisco Inc. from 1992 to 2000. Prior to his work at Nabisco Inc., Mr. Goldman was a senior consulting associate at McKinsey & Co.

“We are extremely fortunate to have Jim joining us as a new member on our Board,” said David A. Brandon, Domino’s Chairman. “His previous board experience and innovative business sense will be a tremendous resource to us as we move forward. He adds strength to our already top-notch team.”

Mr. Goldman earned his MBA from the Johnson School of Management at Cornell University in 1985 and holds a bachelor’s degree from Dartmouth College. He served as a member of the Board of Directors at The Children’s Place Retail from 2006 to 2008, on the Compensation Committee. He also served on the Board of Trustees at the YMCA Camps Becket and Chimney Corners in Becket, Mass., from 1992 to 1998.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily locally-owned and operated franchised system, Domino’s operates a network of 8,999 franchised and Company-owned stores in the United States and over 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.6 billion in 2009, comprised of nearly $3.1 billion domestically and over $2.5 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2009, Domino’s ranked number one in customer satisfaction in a survey of consumers of the U.S. largest limited service restaurants, according to the annual American Customer Satisfaction Index (ACSI). Domino’s has expanded its menu significantly since 2008 to include Oven Baked Sandwiches and BreadBowl Pasta TM, and recently debuted its ‘Inspired New Pizza’ – a permanent change to its core hand-tossed product, reinvented from the crust up with new sauce, cheese and garlic seasoned crust.

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